As filed with the Securities and Exchange Commission on August 29, 2011
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LOCAL.COM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	33-0849123
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7555 Irvine Center Drive
Irvine, California 92618
(949) 784-0800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Heath B. Clarke
7555 Irvine Center Drive
Irvine, California 92618
(949) 784-0800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Scott D. Olson, Esq.
65 Enterprise
Aliso Viejo, CA 92656
(949) 330-6547
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date hereof.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this form are to be offered on a delayed or continued basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of each class	Amount to be	Proposed maximum	Proposed maximum	Amount of
of securities to be	registered	offering price	aggregate	registration
registered	(1)	per unit (2)	offering price	fee
Common stock, $0.00001 par value per share	727,360 (3)	$2.47	$1,796,579.20	$208.58
Common stock, $0.00001 par value per share	4,254,763 (4)	$2.47	$10,509,264.61	$1,220.13
Total	4,982,123		$12,305,843.81	$1,428.71

(1)	All 4,982,123 shares registered pursuant to this registration statement are to be offered by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the Registrant’s common stock on the Nasdaq Capital Market on August 24, 2011, which was approximately $2.47.

(3)	Represents shares of common stock issued to the selling stockholders pursuant to the terms of that certain Agreement and Plan of Merger, dated July 8, 2011, by and among the registrant, Agile Acquisition Corporation, Screamin Media Group, Inc. (“SMG”) and Dan Griffith as stockholders agent of the SMG stockholders (the “Merger Agreement”).

(4)	Represents shares of common stock potentially to be issued to the selling stockholders as earn-out shares pursuant to the terms of the Merger Agreement.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state in which such offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 31, 2011
PROSPECTUS
4,982,123 Shares
Local.com Corporation
Common Stock, par value $0.00001 per share
This prospectus relates to resales of shares of our common stock previously issued by us, or which are potentially to be issued, by us to the former stockholders of Screamin Media Group, Inc. in connection with our acquisition of that company pursuant to the terms of that certain Agreement and Plan of Merger dated July 8, 2011, by and among us, our subsidiary Agile Acquisition Corporation, SMG and, Dan Griffith as stockholders agent of the SMG stockholders (the “Merger Agreement”). Specifically, the shares covered by this prospectus consist of up to 4,982,123 shares of our common stock, of which 727,360 were issued to the selling stockholders, and up to 4,254,763 which may be issued to the selling stockholders pursuant to certain earn-out terms of the Merger Agreement.
The selling stockholders identified in this prospectus, or their pledges, donees, transferees or other successors in interest, may offer and sell the shares of common stock being offered by this prospectus from time to time in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.
We will not receive any proceeds from the sale of the shares by the selling stockholders. We are paying the expenses incurred in registering these shares.
You should carefully read this prospectus as well as any document incorporated by reference, before buying any of the common stock being offered.
Our common stock is quoted on the Nasdaq Capital Market under the symbol “LOCM.” The last reported sale price of our common stock on August 22, 2011 was $2.37 per share. You are urged to obtain current market quotations for the common stock.
Investing in our common stock involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 and contained under similar headings in the other documents that we incorporate by reference into this prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is [                 ], 2011

-i-

ABOUT THIS PROSPECTUS
     We urge you to carefully read this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before buying any of the securities being offered.
     You should rely only on the information that we have provided or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.
     This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”
PROSPECTUS SUMMARY
To fully understand this offering by the selling stockholders and its consequences to you, you should read the following summary along with the more detailed information and our consolidated financial statements and the notes to those financial statements incorporated by reference in this prospectus. In this prospectus, the words “we,” “us,” “our” and similar terms refer to Local.com Corporation, a Delaware corporation, unless the context provides otherwise.
About Us
We are a local media advertising company that enables local businesses and consumers to find each other and connect. We operate online businesses that, as of June 30, 2011 collectively reach over 20 million monthly unique visitors across over 100,000 websites, and we serve over 35,000 small business customers with a variety of web hosting and local online advertising products.
Our Owned & Operated business unit manages our flagship property, Local.com, and, as of June 30, 2011, a proprietary network of over 20,000 local websites, which reaches over 15 million monthly unique visitors. As of June 30, 2011, our Network business unit operates (i) a leading private label local syndication network of over 1,000 U.S. regional media websites, (ii) 80,000 third-party local websites, and (iii) our own organic feed of local businesses plus third-party advertising feeds, both of which are focused primarily on local consumers to a distribution network of hundreds of websites. Our Sales & Ad Services business unit sells and supports products directly to small businesses. These products include our ExactMatch product suite; our LocalPremium direct listing products and our Rovion rich media display advertising products. We also provide over 35,000 direct monthly subscribers with web hosting or web listing products as of June 30, 2011. In the fourth quarter of 2010, we announced that we will suspend acquisitions of LEC-billed subscriber bases in order to concentrate our resources around the Exact Match product suite. As a result, we anticipate revenue from our existing subscribers to decline as the number of subscribers churns out. As we shift our efforts to focus on the sale of our Exact Match products, we do not anticipate that the revenues from those efforts will fully-offset the decline in revenue from existing subscribers as they churn out as anticipated. Any decline in subscriber revenue and related margin could materially adversely affect our business and financial results.
We use patented and proprietary search technologies and systems, to provide consumers with relevant search results for local businesses, products and services. We have a total of eight patents issued and an additional nine patents pending in various areas of local, mobile, data and display. By providing our users and those of our network partners with robust, current, local information about businesses and other offerings in their local area, we have attracted an audience of users that our direct advertisers and advertising partners desire to reach.
We launched Local.com in August of 2005, our local syndication network in July 2007 and we expanded our sales and advertiser services offerings to include a larger number of direct service subscribers throughout 2009 and 2010. In the third quarter of 2010, we also acquired Octane360 which included the ExactMatch product suite. During the second quarter of 2011, we acquired Krillion, Inc. which included a robust local product search platform that enables consumers to search for products and product availability at local retailers, and Rovion which included a rich media advertising platform and toolset that allows for the sale, creation, delivery and tracking of animated and video-based ads for both national and local advertisers. We have been regularly developing and deploying new features and functionality to each of these channels designed to enhance the experience of our users and increase the value of our audience to our advertisers. With a strategic focus on three key drivers for our business — traffic, technology and advertisers — we believe we can continue to grow through our own efforts and the acquisition of complementary businesses and technologies intended to accelerate our growth.
In May 2011, the Company launched Spreebird, the Company’s new daily deal service, website and brand. Spreebird represents the Company’s new Social Buying business unit.
Acquisition of Screamin Media Group, Inc.
In July 2011, the Company acquired a daily deals business, Screamin Media Group, Inc. (SMG) as part of its efforts to expand its social buying business. SMG is currently active in 14 markets located in California, Utah and Illinois. The acquisition was completed pursuant to the terms of that certain Agreement and Plan of Merger dated July 8, 2011, by and among us, our subsidiary Agile Acquisition Corporation, SMG and, Dan Griffith as stockholders agent of the SMG stockholders (the “Merger Agreement”) and became effective on July 9, 2011. As consideration for the merger, we paid upfront consideration of $5,000,000 in cash, 727,360 shares of our common stock, and issued $5,000,000 in secured promissory notes less amounts required for escrow and certain other payments and adjustments as more particularly described in the Merger Agreement, which have since been repaid in full.
Subject to meeting certain additional financial performance milestones throughout the two (2) year period beginning July 1, 2011, as more particularly described in the Merger Agreement, the SMG stockholders will be eligible to receive an aggregate of up to an additional $20,000,000 (the “Earn-Out”). The Earn-Out may be paid in a combination of cash and our common stock, provided that any such payments are comprised of at least twenty five percent (25%) cash and we will not issue more than 4,254,763 shares of our common stock.
This prospectus relates to the resales of shares of our common stock previously issued, or to be issued as Earn-Out, by us to the former stockholders of SMG in connection with the Merger Agreement.
Corporate Information
     We were incorporated in Delaware in March 1999 as eWorld Commerce Corporation. In August 1999, we changed our name to eLiberation.com Corporation. In February 2003, we changed our name to Interchange Corporation. On November 2, 2006, we changed our name to Local.com Corporation.
     Our principal executive offices are located at 7555 Irvine Center Drive, Irvine, California 92618, and our telephone number is (949) 784-0800. We maintain our corporate website at www.local.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains, and the documents incorporated by reference herein include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:
•	Our local search initiative;

•	Our ability to adapt our business following the integration of our recent acquisitions, including Krillion, Rovion, and Screamin Media Group, or to improve our revenue per click and revenues following such integrations;

•	Our history of incurring losses and expectation to incur losses in the future;

•	The future performance of our acquired Rovion, Krillion and Screamin Media Group (now operating as Spreebird) businesses;

•	Our advertising partners may unilaterally change how they value our inventory of available advertising placements;

•	Recent changes to our website;

•	The announced suspension of LEC-billed subscriber bases;

•	The performance of acquired assets and businesses;

•	Our ability to acquire Internet traffic and maintain our relationships with our advertising partners;

•	The failure to collect accounts receivable from Yahoo! Inc., which customer accounts for a significant percentage of our total accounts receivable;

•	The development, continued adoption and use of the Internet and local search advertising services;

•	The expansion of our operations;

•	The length and severity of the recent global economic and financial crisis;

•	Government and legal regulations;

•	Our ability to protect our intellectual property rights;

•	The effective operation of our computer and communication systems;

•	Our technology needs and technological developments; and

•	Our estimates concerning capital requirements and need for additional financing.

     In some cases, you can identify forward-looking statement by terms such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “could,” “target,” “potential,” “is likely,” “will,” “expect,” “plan” “project,” “permit” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” in our SEC filings, and below under the caption “Risk Factors” in this prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. You should read this prospectus, the registration statement of which this prospectus is a part, and the exhibits and documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from those described in forward-looking statements. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.
     You should assume that information contained in or incorporated by reference into this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

RISK FACTORS
     An investment in our common stock is risky. Prior to making a decision about investing in our common stock, you should carefully consider the specific risks discussed below and in the sections entitled “Risk Factors” contained in our filings with the SEC that are incorporated by reference in this prospectus. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in our SEC filings or any additional risks or uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.
Risks Relating to Our Business
If we are not successful with our local search initiative, our future financial performance may be affected.
Since August 9, 2005, we have been operating Local.com, a consumer facing destination website specializing in local search and content. Since the third quarter of 2007, we have been operating our local syndication network which provides local search results and local content to our publisher partners. Since the third quarter of 2009, we have been operating a distribution network that provides organic and third party advertising feeds to hundreds of websites. We have and expect to continue to invest significant amounts of time and resources in our Local.com website, local syndication network, our distribution network and other similar initiatives, including our Octane360 platform launched in the third quarter of 2010, our Spreebird daily deals business launched in May 2011, and our Krillion, Rovion and Screamin Media Group (now Spreebird) businesses, acquired in April 2011, May 2011 and July 2011, respectively. We cannot assure you that we will continue to sustain or grow our current revenue from these or other local search initiatives. We also cannot assure you that we will sustain or grow the number of consumers or advertisers that use or advertise on Local.com or other network offerings. If we are unable to sustain or grow the number of consumers using and/or advertisers advertising with Local.com, our local syndication and distribution networks, our Octane360 platform, our Krillion, Rovion and Spreebird platforms and services, our financial performance may be adversely affected.
We have historically incurred losses and expect to incur losses in the future, which may impact our ability to implement our business strategy and adversely affect our financial condition.
We have a history of losses. We had a net loss of $6.3 million for the year ended December 31, 2009, and $8.6 million for the year ended December 31, 2008. We also had an accumulated deficit of approximately $61.5 million at June 30, 2011. We have significantly increased our operating expenses by expanding our operations, including through acquisitions, in order to grow our business and further develop and maintain our services. Such increases in operating expense levels may adversely affect our operating results if we are unable to immediately realize benefits from such expenditures. We cannot assure you that we will be profitable or generate sufficient profits from operations in the future. If our revenue does not grow, we may experience a loss in one or more future periods. We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition.
Our advertising partners may unilaterally change how they value our inventory of available advertising placements, which could materially affect our advertising revenue. Since late 2010, Microsoft’s Bing began charging advertisers less for our search traffic, which resulted in less RPC for our search results than Yahoo! had paid prior to the Yahoo!-Bing integration. If we are unable to improve RPC in the near term, it will have a material and adverse effect on our financial results.
Our advertising partners, such as Yahoo!, may unilaterally change how they value our inventory of available advertising placements for any number of reasons, including changes in their services, changes in pricing, algorithms or advertising relationships. We have little control over such decisions. If our advertising partners pay us less for our advertising inventory, our advertising revenue would be materially adversely affected.

We are actively pursuing a number of strategies to optimize the RPC achieved from our advertising partners. These strategies are intended to preserve revenue and net income. However, we cannot give assurances that our efforts to improve monetization with our advertising partners or any of our alternative strategies will be successful. If we are unable to improve RPC in the near term, our business and financial results may be materially harmed and our revenue and net income going forward may be lower than we reported for the second quarter 2011.
Until the drop in RPC, we had derived about half of our revenue from the display of advertising from Yahoo!. If we are unable to increase our RPC under the Yahoo!-Bing advertising platform or find alternative advertising partners that pay at a higher RPC, then our business revenues and financial condition will be materially adversely affected. In addition, any decreases in the breadth or depth of advertising available for display or any increase in our traffic acquisitions costs could materially adversely affect our ability to produce revenue and margin that is comparable to our historical results, in which case our business and financial results may be significantly harmed.
If we fail to maintain the number of customers purchasing our monthly subscription products, our revenue and our business could be harmed. Our announced suspension of LEC-billed subscriber bases is expected to result in a decline in revenue and earnings.
Our monthly subscription customers do not have long-term obligations to purchase our products or services and many will cancel their subscriptions each month. As a result of this customer churn, we must continually add new monthly subscription customers to replace customers who cancelled and to grow our business beyond our current customer base.
In the fourth quarter of 2010, we announced that we suspended acquisitions of LEC-billed subscriber bases in order to concentrate our resources around our Exact Match product suite powered by our Octane360 platform. As a result, we anticipate revenue from our existing subscribers to decline as the number of subscribers churns out. As we shift our efforts to focus on the sale of our Exact Match products, we initially do not anticipate that the revenues from those efforts will fully-offset the decline in revenue from existing subscribers as they churn out as anticipated. Any decline in subscriber revenue and related margin could materially adversely affect our business and financial results.
We have recently acquired assets and businesses and may face risks with integration and performance of these assets and businesses.
As part of our business strategy we have undertaken the acquisition of a number of assets and businesses, including Octane360 in July 2010, iTwango in January 2011, Krillion in April 2011, Rovion in May 2011 and Screamin Media Group in July 2011.
Octane360 is a technology startup providing domain-based local advertising solutions to small businesses, domain portfolio owners, agencies and channel partners. The acquired assets of iTwango LLC include a technology platform that enables group-buying of discounted daily deals by consumers from local businesses. Krillion, Inc. is a provider of location-based product search that connects online shoppers with products available in stores locally, with current discount, pricing and product information. The acquired assets of Rovion include a rich media advertising company which sells, creates, delivers and tracks rich media advertising. Screamin Media Group, Inc., is a daily deals business that substantially augments our Spreebird (formerly iTwango) daily deals business. All of these acquisitions are still being integrated into our operations. There can be no assurance that we will be able to successfully integrate these businesses into our operations or that sales by us of products and services from these acquisitions will be successful.
We may enter into additional acquisitions, business combinations or strategic alliances in the future. Acquisitions may result in dilutive issuances of equity securities, use of our cash resources, incurrence of debt and amortization of expenses related to intangible assets acquired. In addition, the process of integrating an acquired company, business or technology, which require a substantial commitment of resources and management’s attention, may create unforeseen operating difficulties and expenditures. The acquisition of a company or business is accompanied by a number of risks, including, without limitation:

•	the need to implement or remediate controls, procedures and policies appropriate for a public company at companies that prior to the acquisitions may have lacked such controls, procedures and policies;

•	the difficulty of assimilating the operations and personnel of the acquired company with and into our operations, which are headquartered in Irvine, California;

•	the failure to retain key personnel at the companies we acquire;

•	the potential disruption of our ongoing business and distraction of management;

•	the difficulty of incorporating acquired technology and rights into our services and unanticipated expenses related to such integration;

•	the failure to further successfully develop acquired technology resulting in the impairment of amounts currently capitalized as intangible assets;

•	the impairment of relationships with customers of the acquired company or our own customers and partners as a result of any integration of operations;

•	the impairment of relationships with employees of our own business as a result of any integration of new management personnel;

•	inability or difficulty in reconciling potentially conflicting or overlapping contractual rights and duties;

•	the potential unknown liabilities associated with the acquired company, including intellectual property claims made by third parties against the acquired company; and

•	the failure of an acquired company to perform as planned and to negatively impact our overall financial results.
We may not be successful in addressing these risks or any other problems encountered in connection with the acquisitions of Octane360, iTwango, Krillion, Rovion, or Screamin Media Group, or that we could encounter in future acquisitions which would harm our business or cause us to fail to realize the anticipated benefits of our acquisitions.
Two of our advertising partners have provided a substantial portion of our revenue; the loss of either of these partners may have a material adverse effect on our operating results.
Our advertising partner, Yahoo! Inc., represented 35.4% of our total revenue for the six months ended June 30, 2011, and our advertising partner, SuperMedia Inc., represented 22.1% of our total revenue for the six months ended June 30, 2011. It is difficult to predict whether Yahoo! and SuperMedia will continue to represent such a significant portion of our revenue in the future. Additionally, our contracts with each of these advertising partners are generally short term in nature, with Yahoo!’s contract expiring in July 2012 and SuperMedia’s contract expiring in June 2013. Upon expiration of these agreements, there can be no assurance that they will be renewed, or, if these agreements are renewed, that we would receive the same or a higher revenue share as we do under the current agreement, or involve the same amount of use of our paid-search services as currently used, or contain the same rights as they currently do, in which case our business and financial results may be harmed. Additionally, there can be no assurance that if we enter into an arrangement with alternative advertising partners the terms would be as favorable as those under the current Yahoo! and SuperMedia agreements. Even if we were to enter into an arrangement with an alternative advertising partners with terms as or more favorable than those under the current agreements with Yahoo! and SuperMedia, such arrangements might generate significantly lower search advertising revenues for us if the alternative advertising partners are not able to generate advertising revenues as successfully as Yahoo! and SuperMedia currently generate. In June 2011, we entered into an agreement with Google Inc. which expires July 2013. It is not yet known the impact the relationship with Google will have on revenue diversification or search advertising revenues.
Two customers account for a significant portion of our accounts receivable, and the failure to collect from these customers would harm our financial condition and results of operations.
While most of our customers pay for our services in advance, some do not. Two of our customers that do not pay in advance, Yahoo! and SuperMedia, have and for the foreseeable future will likely continue to account for a significant portion of our accounts receivable. At June 30, 2011, Yahoo! and SuperMedia represented 45.6% of our total accounts receivable. Yahoo! and SuperMedia’s accounts have been, and will likely continue to be, unsecured and any failure to collect on those accounts would harm our financial condition and results of operations.
A significant portion of the traffic to our Local.com website is acquired from other search engines, mainly google.com, the loss of the ability to acquire traffic could have a material and adverse effect on our financial results.
We advertise on other search engine websites, primarily google.com, but also yahoo.com, MSN/bing.com and ask.com, by bidding on certain keywords we believe will drive traffic to our Local.com website. During the six months ended June 30, 2011, approximately 63% of the traffic on our Local.com website and network partner websites was acquired through SEM campaigns on other search engine websites. During the six months ended June 30, 2011, advertising costs to drive consumers to our Local.com website were $15.9 million of which $11.8 million was paid to Google, Inc. If we are unable to advertise on these websites, or the cost to advertise on these websites increases, our financial results will suffer.
Problems with our computer and communication systems may harm our business.
A key element of our strategy is to generate a high volume of traffic across our network infrastructure to and from our advertising partners and local syndication and distribution networks. Accordingly, the satisfactory performance, reliability and availability of our software systems, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract and retain advertising customers, as well as maintain adequate customer service levels. We may experience periodic systems interruptions. Any substantial increase in the volume of traffic on our software systems or network infrastructure will require us to expand and upgrade our technology, transaction-processing systems and network infrastructure. We cannot assure you that we will be able to accurately project the rate or timing of increases, if any, in the use of our network infrastructure or timely expand and upgrade our systems and infrastructure to accommodate such increases.
We face intense competition from larger, more established companies, as well as our own advertising partners, and we may not be able to compete effectively, which could reduce demand for our services.
The online paid-search market is intensely competitive. Our primary current competitors include Yahoo! Inc., Microsoft Corporation, Google Inc. and online directories, such as Yellowpages.com. Although we currently pursue a strategy that allows us to partner with a broad range of websites and search engines, our current and future partners may view us as a threat to their own internal paid-search services. Nearly all of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Our competitors may secure more favorable revenue sharing agreements with network distributors, devote greater resources to marketing and promotional campaigns, adopt more aggressive growth strategies and devote substantially more resources to website and systems development than we do. In addition, the search industry has experienced consolidation, including the acquisitions of companies offering paid-

search services. Industry consolidation has resulted in larger, more established and well-financed competitors with a greater focus on paid-search services. If these industry trends continue, or if we are unable to compete in the paid-search market, our financial results may suffer.
We are dependent on third-party products, services and technologies; changes to existing products, services and technologies or the advent of new products, services and technologies could adversely affect our business.
Our business is dependent upon our ability to use and interact with many third-party products, services and technologies, such as browsers, data and search indices, and privacy software. Any changes made by third parties or consumers to the settings, features or functionality of these third-party products, services and technologies or the development of new products, services and technologies that interfere with or disrupt our products, services and technologies could adversely affect our business. For instance, if a major search index were to alter its algorithms in a manner that resulted in our content not being indexed as often or appearing as high in its search results, our consumers might not be able to reach and use our content, products and services and our business could be adversely affected. Similarly, if more consumers were to switch their browsers to higher security settings to restrict the acceptance of cookies from the websites they visit, our ability to effectively use cookies to track consumer behavior in our business could be impacted and our business could be adversely affected.
We rely on our advertising partners to provide us access to their advertisers, and if they do not, it could have an adverse impact on our business.
We rely on our advertising partners to provide us with advertiser listings so that we can distribute these listings to Local.com and our network partners in order to generate revenue when a consumer click-through or other paid event occurs on our advertising partners’ sponsored listings. For the six months ended June 30, 2011, 67.1% of our revenue was derived from our advertising partners. Most of our agreements with our advertising partners are short-term, and, as a result, they may discontinue their relationship with us or negotiate new terms that are less favorable to us, at any time, with little or no notice. Our success depends, in part, on the maintenance and growth of our advertising partners. If we are unable to develop or maintain relationships with these partners, our operating results and financial condition could suffer.
We are dependent on network partners to provide us with local search traffic and access to local advertisers, and if they do not, our business could be harmed.
We have contracts with our network partners to provide us with either local search traffic or access to local advertisers. Our network partners are very important to our revenue and results of operations. Any adverse change in our relationships with key network partners could have a material adverse impact on our revenue and results of operations. In many cases, our agreements with these network partners are short-term and/or subject to many variables which enable us or our network partners to discontinue our relationship or negotiate new terms that are less favorable to us with little or no notice. If we are unable to maintain relationships with our current network partners or develop relationships with prospective network partners on terms that are acceptable to us, our operating results and financial condition could suffer. Any decline in the number and/or quality of our network partners could adversely affect the value of our services.
The effects of the recent global economic crisis may impact our business, operating results, or financial condition.
The recent global economic crisis has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and has impacted levels of consumer spending. These macroeconomic developments could negatively affect our business, operating results, or financial condition in a number of ways. For example, current or potential customers, such as advertisers, may delay or decrease spending with us or may not pay us or may delay paying us for previously performed services. In addition, if consumer spending continues to decrease, this may result in fewer clicks on our advertisers’ ads displayed on our Local.com website or our network partner websites.
The current global financial crisis and uncertainty in global economic conditions may have significant negative effects on our access to credit and our ability to raise capital.

We have historically relied on private placements of our equity to fund our operations. On January 20, 2011, we completed a underwritten public offering of 4,600,000 shares of our common stock at $4.25 per share, resulting in net proceeds to us of $18.2 million. On August 3, 2011, we entered into a Loan and Security Agreement with Square 1 Bank (the “Square 1 Agreement”), replacing our debt facility with Silicon Valley Bank, which we terminated on July 29, 2011. The Square 1 Agreement provides us with a revolving credit facility of up to $12.0 million (the “Facility”). The maturity date of the Facility is August 3, 2013. As of August 22, 2011, we had $5.0 million in borrowings outstanding under the Facility and total availability of approximately $2.9 million. The borrowing base used to determine loan availability under the Facility is based on a formula equal to 80% of eligible accounts receivable, with account eligibility measured in accordance with standard determinations as more particularly defined in the Square 1 Agreement (the “Formula Revolving Line”). Notwithstanding the foregoing, the Facility allows us to advance up to $3 million from the Facility at any time, irrespective of our borrowing base (the “Non-Formula Revolving Line”). We must meet certain financial covenants during the term of the Facility, including (i) maintaining a minimum liquidity ratio of 1.25 to 1, which is defined as cash on hand plus the most recently reported borrowing base divided by outstanding bank debt, and (ii) certain Adjusted EBITDA covenants, as more particularly described in the Square 1 Agreement (such Adjusted EBITDA amounts are for financial covenant purposes only, and do not represent our projections of financial results). If we are unable to comply with our financial covenants, the lender may declare an event of default under the Square 1 Agreement, in which event all outstanding borrowings would become immediately due and payable. We cannot assure you that we would have sufficient cash on hand to repay such outstanding borrowings if an event of default were declared under the Square 1 Agreement. The recent global financial crisis which has included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions and/or fluctuations in equity and currency values worldwide, and concerns that the worldwide economy may enter into a prolonged recessionary period, may make it difficult for us to raise additional capital or obtain additional credit, when needed, on acceptable terms or at all. The failure to raise capital or obtain credit when needed, or on acceptable terms, could have a material adverse effect on our business, prospects, financial condition and results of operations.
Our executive officers and certain key personnel are critical to our success, and the loss of these officers and key personnel could harm our business.
Our performance is substantially dependent on the continued services and performance of our executive officers and other key personnel. While we have employment agreements with our five executive officers and certain key personnel, each of these may, however, be terminated with 30 days notice by either party. No key man life insurance has been purchased on any of our executive officers. Our performance also depends on our ability to retain and motivate our officers and key employees. The loss of the services of any of our officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The failure to attract and retain our officers or the necessary technical, managerial and marketing personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.
The market for Internet and local search advertising services is in the early stages of development, and if the market for our services decreases it will have a material adverse effect on our business, prospects, financial condition and results of operations.
Internet marketing and advertising, in general, and paid-search, in particular, are in the early stages of development. Our future revenue and profits are substantially dependent upon the continued widespread acceptance, growth, and use of the Internet and other online services as effective advertising mediums. Many of the largest advertisers have generally relied upon more traditional forms of media advertising and have only limited experience advertising on the Internet. Local search, in particular, is still in an early stage of development and may not be accepted by consumers for many reasons including, among others, that consumers may conclude that local search results are less relevant and reliable than non-paid-search results, and may view paid-search results less favorably than search results generated by non-paid-search engines. If consumers reject our paid-search services, or commercial use of the Internet generally, and the number of click-throughs on our sponsored listings decreases, the commercial utility of our search services could be adversely affected which could have a material adverse effect on our business, prospects, financial condition and results of operations.

We expect that our anticipated future growth, including through potential acquisitions, may strain our management, administrative, operational and financial infrastructure, which could adversely affect our business.
We anticipate that significant expansion of our present operations will be required to capitalize on potential growth in market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. We expect to add a significant number of additional key personnel in the future, including key managerial and technical employees who will have to be fully integrated into our operations. In order to manage our growth, we will be required to continue to implement and improve our operational and financial systems, to expand existing operations, to attract and retain superior management, and to train, manage and expand our employee base. We cannot assure you that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to successfully implement our business plan. If we are unable to manage growth effectively, our business, financial condition and results of operations could be materially adversely affected.
We may incur impairment losses related to goodwill and other intangible assets which could have a material and adverse effect on our financial results.
As a result of our acquisition of Inspire Infrastructure 2i AB, the purchase of Local.com domain name, the Atlocal asset purchase, the acquisition of PremierGuide, Inc., the acquisitions of Simply Static, LLC (doing business as Octane360), Krillion, Rovion and Screamin Media Group, Inc., the acquisition of the iTwango technology platform, and the purchase of subscribers from LiveDeal, Inc., LaRoss Partners, Inc., Turner Consulting Group, LLC, and Best Click Advertising.com, LLC, we have recorded substantial goodwill and intangible assets in our consolidated financial statements. We are required to perform impairment reviews of our goodwill and other intangible assets, which are determined to have an indefinite life and are not amortized. Such reviews are performed annually or earlier if indicators of potential impairment exist. We performed our annual impairment analysis as of December 31, 2010, and determined that no impairment existed. Future impairment reviews may result in charges against earnings to write-down the value of intangible assets.
If we are not successful in defending against the patent infringement lawsuit filed against us, our operations could be materially adversely affected.
On July 23, 2010, a lawsuit alleging patent infringement was filed in the United States District Court for the Eastern District of Texas against us and others in our sector, by GEOTAG, Inc., a Delaware corporation with its principal offices in Plano, Texas. The complaint alleges that we infringe U.S. Patent No. 5,930,474 (hereinafter, the “ ‘474 Patent”) as a result of the operation of our website at www.local.com. GEOTAG, Inc. purports to be the rightful assignee of all right, title and interest in and to the ‘474 Patent. The complaint seeks unspecified amounts of damages and costs incurred, including attorney fees, as well as a permanent injunction preventing us from continuing those activities that are alleged to infringe the ‘474 Patent. If it is determined that we have infringed the ‘474 Patent, we could be subject to damages and a permanent injunction that could have a material adverse effect on us and our operations. In addition, this litigation could have a material adverse effect on our financial condition and results of operations because of defense costs, diversion of management’s attention and resources and other factors.
We may be subject to intellectual property claims that create uncertainty about ownership of technology essential to our business and divert our managerial and other resources.
There has been a substantial amount of litigation in the technology industry regarding intellectual property rights. We cannot assure you that third parties will not, in the future, claim infringement by us with respect to our current or future services, trademarks or other proprietary rights. Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others in the process. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical technologies.
We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could cause us to pay substantial damages, including treble damages if we willfully infringe, and, also, could put our patent applications at risk of not being issued.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If investors perceive these results to be negative, it could have an adverse effect on the trading price of our common stock.
Any patent litigation could negatively impact our business by diverting resources and management attention away from other aspects of our business and adding uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to obtain a license for the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.
We may be subject to lawsuits for information displayed on our websites and the websites of our advertisers, which may affect our business.
Laws relating to the liability of providers of online services for activities of their advertisers and for the content of their advertisers’ listings are currently unsettled. It is unclear whether we could be subjected to claims for defamation, negligence, copyright or trademark infringement or claims based on other theories relating to the information we publish on our websites or the information that is published across our network of websites and partner websites. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We may not successfully avoid civil or criminal liability for unlawful activities carried out by our advertisers. Our potential liability for unlawful activities of our advertisers or for the content of our advertisers’ listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Our insurance may not adequately protect us against these types of claims and the defense of such claims may divert the attention of our management from our operations. If we are subjected to such lawsuits, it may adversely affect our business.
If we do not deliver traffic that converts into revenue for advertisers, then our advertisers and our advertising partners may pay us less for their listing or discontinue listings with us.
For our services to be successful, we need to deliver consumers to advertisers’ websites that convert into sales for the advertiser. If we do not meet advertisers’ expectations by delivering quality traffic, then our advertisers may pay us less for their monthly subscription listings and our advertising partners may pay us less per click or in both cases, cease doing business with us altogether, which may adversely affect our business and financial results. We compete with other web search services, online publishers and high-traffic websites, as well as traditional media such as television, radio and print, for a share of our advertisers’ total advertising expenditures. Many potential advertisers and advertising agencies have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to paid-search. Acceptance of our advertising offerings among our advertisers and advertising partners will depend, to a large extent, on its perceived effectiveness and the continued growth of commercial usage of the Internet. If we experience downward pricing pressure for our services in the future, our financial results may suffer.
If we fail to detect click-through fraud, we could lose the confidence of our advertisers and advertising partners, thereby causing our business to suffer.
We are exposed to the risk of fraudulent or illegitimate clicks on our sponsored listings. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in our advertising programs because the fraudulent clicks will not lead to revenue for the advertisers. As a result, our advertisers and advertising partners may become dissatisfied with our advertising programs, which could lead to loss of advertisers, advertising partners and revenue.

If we do not continue to develop and offer compelling content, products and services, our ability to attract new consumers or maintain the engagement of our existing consumers could be adversely affected.
We believe we must offer compelling content, products and services in order to attract new consumers and maintain the engagement of our existing consumers. Our ability to acquire, develop and offer new content, products and services, as well as new features, functionality and enhanced performance for our existing content, services and products requires substantial costs and efforts. The consumer reception of any new offerings we may make is unknown and subject to consumer sentiment that is difficult to predict. If we are unable to provide content, products, and services that are sufficiently attractive and relevant to consumers (including subscribers to our monthly subscription listing products), we may not be able to attract new consumers or maintain or increase our existing consumers’ engagement with our Local.com site or our other offerings. Even if we are successful in the development and offering of compelling content, products, features, and services, we may not be able to attract new consumers or maintain or increase our existing consumers’ engagement.
If we cannot continue to develop and offer effective advertising products and services, our advertising revenues could be adversely affected.
We believe that growth in our advertising revenues depends on our ability to continue offering our advertisers and publishers with effective products and services. Developing new and improving upon our existing products and services may require significant effort and expense. If we are unable to develop and improve our advertising products and services, including those that more effectively or efficiently plan, price or target advertising, our advertising revenues could be adversely affected.
If our billing partners lose the ability to bill our monthly subscription customers through LECs on those monthly subscription customers’ telephone bills it would adversely impact our results of operations.
We currently maintain a billing relationship with certain third parties that bill some of our monthly subscription customers for us through each customer’s LEC. These third parties are approved to bill our products and services directly on most of our monthly subscription customers’ local telephone bills through their LEC, commonly referred to as their local telephone company. In fiscal 2010, approximately 87% of our monthly subscription customers were billed via LEC billing and revenue from LEC billing represented 15% of our total revenue in fiscal 2010. The existence of the LECs is the result of federal legislation. As such, Congress could pass future legislation that obviates the existence of or the need for the LECs. Additionally, regulatory agencies could limit or prevent the ability of our third-party partners to use the LECs to bill our monthly subscription customers. Similarly, the introduction of and advancement of new technologies, such as WiFi technology or other wireless-related technologies, could render unnecessary the existence of fixed telecommunication lines, which also could obviate the need for and access to the LECs. Finally, our third-party billing partners have historically been affected by the LECs’ internal policies. With respect to certain LECs, such policies are becoming more stringent. The inability on the part of our third-party billing partners to use the LECs to bill our advertisers through their monthly telephone bills could reduce the rate at which we are able to acquire new monthly subscription customers and increase the churn rate of our existing monthly subscription customers and would have a material adverse impact on our financial condition and results of operations.
Our revenue may decline over time due to the involvement of the alternative telephone suppliers in the local telephone markets.
Due to competition in the telephony industry, many business customers are finding alternative telephone suppliers, such as Competitive LECs, cable companies, VOIP offerings, and the like that offer less expensive alternatives to the LECs. When the LECs effectuate a price increase, many business customers look for an alternative telephone supplier. When our monthly subscription customers switch service providers from the LECs to an alternate telephone supplier, our third-party billing partners may be precluded from billing these monthly subscription customers on their monthly telephone bill and we must instead convert them to alternative billing methods such as credit card. This conversion process can be disruptive to our operations and result in lost revenue. We cannot provide any assurances that our efforts will be successful. The inability on the part of our third-party billing partners to use the LECs to bill our advertisers through their monthly telephone bills could reduce the rate at which we are able to acquire new monthly subscription customers and increase the churn rate of our existing monthly subscription customers and would have a material adverse impact on our financial condition and results of operations.
Our ability to efficiently bill our monthly subscription customers depends upon our third-party billing partners.
We currently depend upon our third-party billing partners to efficiently bill and collect monies through LEC billing. We currently have agreements with two third-party billing partners. Any disruption in these third parties’ ability to perform these functions could adversely affect our financial condition and results of operations.
If our monthly subscription customers file complaints against us or our partners, we could be forced to refund material amounts of monthly subscription revenues and our ability to operate our subscription service could be adversely impacted, which would adversely affect our results of operation.
We have internal and outsourced telesales initiatives that could result in complaints from our monthly subscription customers against us or our third-party partners who dispute that they have agreed to receive and be billed for our monthly subscription services. Monthly subscription customers may also direct their complaints to a state’s attorney general’s office, federal agencies such as the Federal Trade Commission, their LEC and other authorities. If a complaint is directed to an attorney general, a Federal agency, a LEC or other authorities, we may be forced to alter or curtail our sales and billing activity and to refund the monthly subscription fees that have already been collected for services rendered in unknown amounts. If this were to happen, our financial results could be materially impacted.
Failure to adequately protect our intellectual property and proprietary rights could harm our competitive position.
Our success is substantially dependent upon our proprietary technology, which relates to a variety of business and transactional processes associated with our paid-search advertising model, our Keyword DNA technology and our Local Connect search and advertising platform. We rely on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality agreements and technical measures, to protect our proprietary rights. We have been issued seven patents and although we have filed additional patent applications on certain parts of our technology, much of our proprietary information may not be patentable. We cannot assure you that we will develop proprietary technologies that are patentable or that any pending patent applications will be issued or that their scope is broad enough to provide us with meaningful protection. We own the trademarks for Local.com, OCTANE360, Pay Per Connect, Local Promote, Local Connect and Keyword DNA, among others, in the United States and may claim trademark rights in, and apply for trademark registrations in the United States for a number of other marks. We cannot assure you that we will be able to secure significant protection for these marks. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology or duplicate our services or design around patents issued to us or our other intellectual property rights. If we are unable to adequately protect our intellectual property and proprietary rights, our business and our operations could be adversely affected.
We rely on third-party technology, server and hardware providers, and a failure of service by any of these providers could adversely affect our business and reputation.
We rely upon third-party data center providers to host our main servers and expect to continue to do so. In the event that these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, we have experienced short-term outages in the service maintained by one of our current co-location providers. We also rely on third-party providers for components of our technology platform, such as hardware and software providers, credit card processors and domain name registrars. A failure or limitation of service or available capacity by any of these third-party providers could adversely affect our business and reputation.

If we fail to scale and adapt our existing technology architecture to manage the expansion of our offerings our business could be adversely affected.
We anticipate expanding our offerings to consumers, advertisers and publishers. Any such expansion will require substantial expenditures to scale or adapt our technology infrastructure. As usage increases and products and services expand, change or become more complex in the future, our complex technology architectures utilized for our consumer offerings and advertising services may not provide satisfactory support. As a result, we may make additional changes to our architectures and systems to deliver our consumer offerings and services to advertisers and publishers, including moving to completely new technology architectures and systems. Such changes may be challenging to implement and manage, may take time to test and deploy, may cause us to incur substantial costs and may cause us to suffer data loss or delays or interruptions in service. These delays or interruptions in service may cause consumers, advertisers and publishers to become dissatisfied with our offerings and could adversely affect our business.
Our business is subject to a number of natural and man-made risks, including natural disasters such as fires, floods, and earthquakes and problems such as computer viruses or terrorism.
Our systems and operations are vulnerable to damage or interruption from natural disaster and man-made problems, including fires, floods, earthquakes, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. As an example, if we were to experience a significant natural disaster, such as an earthquake, fire or flood, it likely would have a material adverse impact on our business, operating results and financial condition, and our insurance coverage will likely be insufficient to compensate us for all of the losses we incur. Additionally, our servers may be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential intellectual property or customer data. We may not have sufficient protection or recovery plans in certain circumstances, such as natural disasters affecting the Southern California area, and our business interruption insurance may be insufficient to compensate us for losses that may occur. As we rely heavily on our servers, computer and communications systems and the Internet to conduct our business and provide customer service, such disruptions could negatively impact our ability to run our business, which could have an adverse affect on our operating results and financial condition.
State and local governments may be able to levy additional taxes on Internet access and electronic commerce transactions, which could result in a decrease in the level of usage of our services.
Beginning in 1998, the federal government imposed a moratorium on state and local governments’ imposition of new taxes on Internet access and eCommerce transactions, which has now expired. State and local governments may be able to levy additional taxes on Internet access and eCommerce transactions unless the moratorium is reinstituted. Any increase in applicable taxes may make eCommerce transactions less attractive for businesses and consumers, which could result in a decrease in eCommerce activities and the level of usage of our services.
Federal, state or international laws or regulations applicable to our business could adversely affect our business.
We are subject to a variety of existing federal, state and international laws and regulations in the areas of advertising, content regulation, privacy, consumer protection, defamation, child protection, advertising to and collecting information from children, taxation and billing, among others. These laws can change, as can the interpretation and enforcement of these laws. Additionally, new laws and regulations may be enacted at any time. Compliance with laws is often costly and time consuming and may result in the diversion of a significant portion of management’s attention. Our failure to comply with applicable laws and regulations could subject us to significant liabilities which could adversely affect our business. Specific federal laws that impact our business include The Digital Millennium Copyright Act of 1998, The Communications Decency Act of 1996, The Children’s Online Privacy Protection Act of 1998 (including related Federal Trade Commission regulations), The Protect Our Children Act of 2008, and The Electronic Communications Privacy Act of 1986. Additionally, there are a number of state laws and pending legislation governing the breach of data security in which sensitive consumer information is released or accessed. If we fail to comply with applicable laws or regulations we could be subject to significant liability which could adversely affect our business.

Failure to comply with federal, state or international privacy laws or regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.
We are subject to a variety of federal, state and international laws and regulations that govern the collection, retention, use, sharing and security of consumer data. Existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. Additionally, it is possible that existing laws may be expanded upon or new laws passed that would require our compliance. Any failure to comply with the existing laws, regulations, industry self-regulatory principles or our own posted privacy policies and practices concerning the collection, use and disclosure of user data on our websites could result in claims, proceedings or actions against us by governmental entities or others, which could adversely affect our business. In addition, any failure or perceived failure by us to comply with industry standards or with our own privacy policies and procedures could result in a loss of consumers or advertisers and adversely affect our business.
Government and legal regulations with respect to the Internet may damage our business.
There are currently few significant laws or regulations directly applicable to access to or commerce on the Internet. It is possible, however, that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as the positioning of sponsored listings on search results pages. For example, the Federal Trade Commission, or FTC, has in the past reviewed the way in which search engines disclose paid-search practices to Internet users. In 2002, the FTC issued guidance recommending that all search engine companies ensure that all paid-search results are clearly distinguished from non-paid results, that the use of paid- search is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid-search listings on search results. In February 2009, the FTC issued a staff report titled “Self-Regulatory Principles for Online Behavioral Advertising.” In December 2009, the FTC issued “Guides Concerning the Use of Endorsements and Testimonials in Advertising.”
The adoption of laws, regulations, guidelines and principles relating to online advertising, including behavioral advertising, placement of paid search advertisements or user privacy, defamation or taxation and the like may inhibit the growth in use of the Internet, which in turn, could decrease the demand for our services and increase our cost of doing business or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Any new legislation or regulation, or the application of existing laws and regulations to the Internet or other online services, could have a material adverse effect on our business, prospects, financial condition and results of operations.
Any regulation of our use of cookies or similar technologies could adversely affect our business.
We use small text files placed in a consumer’s browser, commonly known as cookies, to facilitate authentication, preference management, research and measurement, personalization and advertisement and content delivery. Several Federal, state and international governmental authorities are regularly evaluating the privacy implications inherent in the use of third-party web “cookies” for behavioral advertising and other purposes. Any regulation of these tracking technologies and other current online advertising practices could adversely affect our business.
Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.
Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes against its post-change income may be limited. We performed a Section 382 study during the fourth quarter of 2010 and determined that it has more likely than not undergone five ownership changes as described in IRC Section 382. The latest ownership change occurred in December 2004. However, due to the relatively large annual limitations based on the value of the Company, the identified ownership changes had no material impact to the amount of net operation loss that can be carried forward to the future years. Any future ownership change may impact our ability to utilize the net operation loss carryforwards in the future year. At December 31, 2010, the Company had federal and state income tax net operating loss carryforwards of approximately $43.9 million and $41.3 million, respectively. The federal and state net operating loss carryforwards will expire through 2029 and 2021, respectively, unless previously utilized.

On September 23, 2008, the State of California suspended the use of net operating loss carryforwards for 2008 and 2009 and on October 19, 2010, suspended the use of net operating loss carryforwards for 2010 and 2011. As a result of this suspension, we will not be able to make use of net operating loss carryforwards for state income tax purposes for the indefinite future. There can be no guarantee that we will ever be able to use these state net operating loss carryforwards in the future.
If we are not successful with developing our third-party sales channels, our future financial performance may be negatively affected.
Our future revenue growth is, in part, dependent upon the development of third-party sales channels to sell certain of our products, including certain of our SAS and Exact Match products. If we are unsuccessful in developing these third-party sales channels or if we are not able to secure these third-party sales channels on acceptable terms, our financial performance may be negatively affected. Additionally, if we or our established third-party sales channels are not able to sell our products at sufficient prices or in sufficient volumes, our financial performance may be negatively impacted. We cannot assure you that we will be successful in developing these third-party sales channels or that any third-party sales channels that are established will be successful in their efforts to sell our products.
Our recent acquisition, Screamin Media Group, Inc,. may not maintain the revenue growth that it has experienced since inception.
     Although Screamin Media Group (“SMG”) has increased its revenue substantially since inception, we may not be able to maintain its historical rate of revenue growth. We believe that Screamin Media Group’s continued revenue growth will depend, among other factors, on our ability to:
•	acquire new subscribers who purchase daily deals;
•	retain our existing subscribers and have them continue to purchase daily deals;
•	attract new merchants who wish to offer deals through the sale of Spreebird/Screamin Media Group daily deals;
•	retain our existing merchants and have them offer additional deals through our marketplace;
•	expand the number, variety and relevance of products and deals we offer each day;
•	increase the awareness of our brand across geographies;
•	provide our subscribers and merchants with a superior experience;
•	respond to changes in consumer access to and use of the internet and mobile devices; and
•	react to challenges from existing and new competitors.
However, we cannot assure you that we will successfully implement any of these actions.
SMG has experienced rapid growth over a short period in a new market and we do not know whether this market will continue to develop or whether it can be maintained. If we are unable to successfully respond to changes in the market, our daily deals group buying business, including SMG (collectively, “Spreebird”) could be harmed.
Our Spreebird business has grown rapidly as merchants and consumers have increasingly used our marketplace. However, this is a new market which has operated at a substantial scale for only a limited period of time. Given the limited history, it is difficult to predict whether this market will continue to grow or whether it can be maintained. For example, as a result of our limited operating history in a new industry and because the majority of our Spreebird subscribers registered for our Spreebird service or made their initial purchase of a daily deal in the past 12 months, it is difficult to discern meaningful or established trends with respect to the purchase activity of our Spreebird subscribers or customers. We expect that the market will evolve in ways which may be difficult to predict. For example, we anticipate that over time we will reach a point in most markets where we have achieved a market penetration such that investments in new Spreebird subscriber acquisition are less productive and the continued growth of our gross profit will require more focus on increasing the rate at which our existing subscribers purchase our Spreebird daily deals. It is also possible that merchants or customers could broadly determine that they no longer believe in the value of our current services or marketplace. In the event of these or any other changes to the market, our continued success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics.
If we are unable to do so, our Spreebird business could be harmed and our results of operations subject to a material negative impact.

If we fail to retain our existing Spreebird subscribers or acquire new Spreebird subscribers, our revenue and Spreebird business will be harmed.
We must continue to retain and acquire Spreebird subscribers that purchase Spreebird daily deals in order to increase revenue and achieve profitability. We cannot assure you that the revenue or gross profit from Spreebird subscribers we acquire will ultimately exceed the cost of acquiring new Spreebird subscribers. If consumers do not perceive our Spreebird daily deal offers to be of high value and quality or if we fail to introduce new and more relevant deals, we may not be able to acquire or retain Spreebird subscribers. If we are unable to acquire new Spreebird subscribers who purchase Spreebird daily deals in numbers sufficient to grow our Spreebird business, or if Spreebird subscribers cease to purchase Spreebird daily deals, the revenue or gross profit we generate may decrease and our operating results will be adversely affected.
We believe that many of our new Spreebird subscribers originate from word-of-mouth and other non-paid referrals from existing subscribers, including our school rewards program, and therefore we must ensure that our existing Spreebird subscribers remain loyal to our service in order to continue receiving those referrals. If our efforts to satisfy our existing Spreebird subscribers are not successful, we may not be able to acquire new Spreebird subscribers in sufficient numbers to continue to grow our Spreebird business or we may be required to incur significantly higher marketing expenses in order to acquire new Spreebird subscribers. Further, we believe that our success is influenced by the level of communication and sharing among Spreebird subscribers. If the level of usage by our Spreebird subscriber base declines or does not grow as expected, we may suffer a decline in subscriber growth or revenue. A significant decrease in the level of usage or Spreebird subscriber growth would have an adverse effect on our business, financial condition and results of operations.
If we fail to retain existing Spreebird merchants or add new Spreebird merchants, our revenue and business will be harmed.
We depend on our ability to attract and retain merchants that are prepared to offer products or services on compelling terms through our Spreebird marketplace. We do not have long-term arrangements to guarantee the availability of deals that offer attractive quality, value and variety to consumers or favorable payment terms to us. We must continue to attract and retain merchants to our Spreebird business in order to increase revenue and achieve profitability. If new Spreebird merchants do not find our marketing and promotional services effective, or if existing Spreebird merchants do not believe that utilizing our products provides them with a long-term increase in customers, revenues or profits, they may stop making offers through our marketplace. In addition, we may experience attrition in our merchants in the ordinary course of business resulting from several factors, including losses to competitors and merchant closures or bankruptcies. If we are unable to attract new merchants in numbers sufficient to grow our Spreebird business, or if too many merchants are unwilling to offer products or services with compelling terms through our Spreebird marketplace or offer favorable payment terms to us, we may sell fewer daily deals and our operating results will be adversely affected.
If our efforts to market, advertise and promote products and services from our existing merchants are not successful, or if our existing merchants do not believe that utilizing our services provides them with a long-term increase in customers, revenues or profits, we may not be able to retain or attract merchants in sufficient numbers to grow our Spreebird business or we may be required to incur significantly higher marketing expenses or accept lower margins in order to attract new Spreebird merchants. A significant increase in Spreebird merchant attrition or decrease in merchant growth would have an adverse effect on our business, financial condition and results of operation.
Our Spreebird business is highly competitive. Competition presents an ongoing threat to the success of our Spreebird business.
We expect competition in e-commerce generally, and daily deals group buying in particular, to continue to increase because there are no significant barriers to entry. We have larger and more established competitors, including Groupon and Living Social in our daily deals business, with substantially more resources to compete than we have, and there are a substantial number of group buying sites that have similar offerings to our own daily deals offerings. In addition to such competitors, we expect to increasingly compete against other large internet and technology-based businesses, such as Facebook, Google and Microsoft, each of which has launched initiatives which are directly competitive to our Spreebird business. We also expect to compete against other internet sites that are focused on specific communities or interests and offer coupons or discount arrangements related to such communities or interests. We also compete with traditional offline coupon and discount services, as well as newspapers, magazines and other traditional media companies who provide coupons and discounts on products and services.
We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:
•	the size and composition of our Spreebird subscriber base and the number of merchants we feature;
•	the timing and market acceptance of daily deals we offer, including the developments and enhancements to those daily deals offered by us or our competitors;
•	Spreebird subscriber and merchant service and support efforts;
•	selling and marketing efforts;
•	ease of use, performance, price and reliability of services offered either by us or our competitors;
•	our ability to cost-effectively manage our operations; and
•	our reputation and brand strength relative to our competitors.
Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger subscriber bases than we do. These factors may allow our competitors to benefit from their existing customer or subscriber base with lower customer acquisition costs or to respond more quickly than we can to new or emerging technologies and changes in consumer habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger subscriber bases or generate revenue from their subscriber bases more effectively than we do. Our competitors may offer deals that are similar to the deals we offer or that achieve greater market acceptance than the deals we offer. This could attract subscribers away from our websites and applications, reduce our market share and adversely impact our gross margin. In addition, we are dependent on some of our existing or potential competitors, including Facebook, Google and Microsoft, for banner advertisements and other marketing initiatives to acquire new Spreebird subscribers. Our ability to utilize their platforms to acquire new Spreebird subscribers may be adversely affected if they choose to compete more directly with us.
If we are unable to recover Spreebird subscriber acquisition costs with revenue and gross profit generated from those Spreebird subscribers, our business and operating results will be harmed.
As our subscriber base continues to evolve, it is possible that the composition of our Spreebird subscribers may change in a manner that makes it more difficult to generate revenue and gross profit to offset the costs associated with acquiring new Spreebird subscribers. For example, if we acquire a large number of new Spreebird subscribers who are not viewed as an attractive demographic by merchants, we may not be able to generate compelling products for those Spreebird subscribers to offset the cost of acquiring those Spreebird subscribers. If the cost to acquire Spreebird subscribers is greater than the revenue or gross profit we generate over time from those Spreebird subscribers, our business and operating results will be harmed.
If we are unable to maintain favorable terms with our Spreebird merchants, our gross profit may be adversely affected.
The success of our Spreebird business depends in part on our ability to retain and increase the number of merchants who use our Spreebird service. Currently, when a merchant partners with us to offer a deal for its products or services, it receives an agreed upon percentage of the revenue from each daily deal sold, and we retain the rest. If merchants decide that utilizing our services no longer provides an effective means of attracting new customers or selling their goods and services, they may demand a higher percentage of the revenue from each daily deal sold. This would adversely affect our gross profit.
In addition, we expect to face increased competition from existing daily deal providers, including Groupon and Living Social, as well as other internet and technology-based businesses such as Facebook, Google and Microsoft, each of which has launched initiatives which are directly competitive to our Spreebird business. We also have seen that some competitors will accept lower margins, or negative margins, to attract attention and acquire new subscribers. If competitors engage in group buying daily deal initiatives in which merchants receive a higher percentage of the revenue than we currently offer, we may be forced to pay a higher percentage of the revenue than we currently offer, which may reduce our gross profit.
Our Spreebird business relies heavily on email and other messaging services, and any restrictions on the sending of emails or messages or a decrease in subscriber willingness to receive messages could adversely affect our revenue and Spreebird business.
Our Spreebird business is highly dependent upon email and other messaging services. Deals offered through emails and other messages sent by us, or on our behalf by our affiliates, generate a substantial portion of our Spreebird-related revenue. Because of the importance of email and other messaging services to our businesses, if we are unable to successfully deliver emails or messages to our Spreebird subscribers or potential Spreebird subscribers, or if Spreebird subscribers decline to open our emails or messages, our revenue and profitability would be adversely affected. Actions by third parties to block, impose restrictions on, or charge for the delivery of, emails or other messages could also materially and adversely impact our business. From time to time, internet service providers block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails or other messages to third parties. In addition, our use of email and other messaging services to send communications about our website or other matters may result in legal claims against us, which if successful might limit or prohibit our ability to send emails or other messages. Any disruption or restriction on the distribution of emails or other messages or any increase in the associated costs would materially and adversely affect our revenue and profitability.
We have a rapidly evolving business model and our new product and service offerings could fail to attract or retain Spreebird subscribers or generate revenue.
We have a rapidly evolving business model and are regularly exploring entry into new market segments and the introduction of new products and features with respect to which we may have limited experience. In addition, our Spreebird subscribers may not respond favorably to our new products and services. These products and services may present new and significant technology challenges, and we may be subject to claims if subscribers of these offerings experience service disruptions or failures or other quality issues. If products or services we introduce, such as changes to our websites and applications, the introduction of social networking and location-based marketing elements to our websites, or entirely new lines of business that we may pursue, fail to engage Spreebird subscribers or merchants, we may fail to acquire or retain Spreebird subscribers or generate sufficient revenue or other value to justify our investment, and our business may be materially and adversely affected. Our ability to retain or increase our Spreebird subscriber base and revenue will depend heavily on our ability to innovate and to create successful new products and services. In addition, the relative profitability, if any, of our new activities may be lower than that of our historical activities, and we may not generate sufficient revenue from new activities to recoup our investments in them. If any of this were to occur, it could damage our reputation, limit our growth and negatively affect our operating results.
An increase in our refund rates could reduce our liquidity and profitability.
We have historically provided our customers with a refund of the purchase price of a Spreebird daily deal if they are unhappy with the level of service that they have received from us or our local merchant partners. As we increase our revenue, our refund rates may exceed our historical levels. A downturn in general economic conditions may also increase our refund rates. An increase in our refund rates could significantly reduce our liquidity and profitability.
As we do not have control over our merchants and the quality of products or services they deliver, we rely on a combination of our historical experience with each merchant and online and offline research of customer reviews of merchants for the development of our estimate for refund claims. Our actual level of refund claims could prove to be greater than the level of refund claims we estimate. If our refund reserves are not adequate to cover future refund claims, this inadequacy could have a material adverse effect on our liquidity and profitability.
Our standard agreements with our merchants generally limit the time period during which we may seek reimbursement for customer refunds or claims. Our customers may make claims for refunds with respect to which we are unable to seek reimbursement from our merchants. Our inability to seek reimbursement from our merchants for refund claims could have an adverse effect on our liquidity and profitability.
If our merchants do not meet the needs and expectations of our Spreebird subscribers, our Spreebird business could suffer.
Our Spreebird business depends on our reputation for providing high-quality deals, and our brand and reputation may be harmed by actions taken by merchants that are outside our control. Any shortcomings of one or more of our merchants, particularly with respect to an issue affecting the quality of the deal offered or the products or services sold, may be attributed by our Spreebird subscribers to us, thus damaging our reputation, brand value and potentially affecting our results of operations. In addition, negative publicity and Spreebird subscriber sentiment generated as a result of fraudulent or deceptive conduct by our merchants could damage our reputation, reduce our ability to attract new Spreebird subscribers or retain our current Spreebird subscribers, and diminish the value of our brand.
We may be subject to additional unexpected regulation which could increase our costs or otherwise harm our business.
The application of certain laws and regulations to our Spreebird business, as a new product category, is uncertain. These include laws and regulations such as the Credit Card Accountability Responsibility and Disclosure Act of 2009, or the CARD Act, and unclaimed and abandoned property laws. In addition, from time to time, we may be notified of additional laws and regulations which governmental organizations or others may claim should be applicable to our business. If we are required to alter our Spreebird business practices as a result of any laws and regulations, our revenue could decrease, our costs could increase and our business could otherwise be harmed. In addition, the costs and expenses associated with defending any actions related to such additional laws and regulations and any payments of related penalties, judgments or settlements could adversely impact our profitability.
The implementation of the CARD Act and similar state and foreign laws may harm our Spreebird business and results of operations.
     The certificates issued by Spreebird to customers may be considered gift cards, gift certificates, stored value cards or prepaid cards and therefore governed by, among other laws, the CARD Act, and state laws governing gift cards, stored value cards and coupons. This law contain provisions governing the use of gift cards, gift certificates, stored value cards or prepaid cards, including specific disclosure requirements and prohibitions or limitations on the use of expiration dates and the imposition of certain fees. For example, if Spreebird certificates are subject to the CARD Act and are not included in the exemption for promotional programs, it is possible that the purchase value, which is the amount equal to the price paid for the Spreebird certificate, or the promotional value, which is the add-on value of Spreebird certificate in excess of the price paid, or both, may not expire before the later of (i) five years after the date on which the Spreebird certificate was issued or the date on which the Spreebird subscriber last loaded funds on the Spreebird certificate if the Spreebird certificate has a reloadable feature; (ii) the Spreebird certificate’s stated expiration date (if any); or (iii) a later date provided by applicable state law. Although not directly involved, we are aware of numerous class action lawsuits that have been filed in federal and state court claiming that certificates similar to Spreebird certificates are subject to the CARD Act and various state laws governing gift cards and that the defendants have violated these laws by issuing certificates similar to Spreebird certificates with expiration dates and other restrictions. In the event that it is determined that Spreebird certificates are subject to the CARD Act or any similar state or foreign law or regulation, and are not within various exemptions that may be available to Spreebird under the CARD Act or under some of the various state or foreign jurisdictions, our liabilities with respect to unredeemed Spreebird certificates may be materially higher than the amounts shown in our financial statements and we may be subject to additional fines and penalties. In addition, if federal or state laws require that the face value of Spreebird certificates have a minimum expiration period beyond the period desired by a merchant for its promotional program, or no expiration period, this may affect the willingness of merchants to issue Spreebird certificates in jurisdictions where these laws apply. If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed gift cards, our net income could be materially and adversely affected.

If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed Spreebird certificates, our net income could be materially and adversely affected.
In certain states and foreign jurisdictions, Spreebird certificates may be considered a gift card. Some of these states and foreign jurisdictions include gift cards under their unclaimed and abandoned property laws which require companies to remit to the government the value of the unredeemed balance on the gift cards after a specified period of time (generally between one and five years) and impose certain reporting and recordkeeping obligations. We do not remit any amounts relating to unredeemed Spreebird certificates based on our assessment of applicable laws. The analysis of the potential application of the unclaimed and abandoned property laws to Spreebird is complex, involving an analysis of constitutional and statutory provisions and factual issues, including our relationship with Spreebird subscribers and merchants and our role as it relates to the issuance and delivery of a Spreebird certificate. In the event that one or more states or foreign jurisdictions successfully challenges our position on the application of its unclaimed and abandoned property laws to Spreebird certificates, or if the estimates that we use in projecting the likelihood of Spreebird certificates being redeemed prove to be inaccurate, our liabilities with respect to unredeemed Spreebird certificates may be materially higher than the amounts shown in our financial statements. If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed gift cards, our net income could be materially and adversely affected. Moreover, a successful challenge to our position could subject us to penalties or interest on unreported and unremitted sums, and any such penalties or interest would have a further material adverse impact on our net income.
Government regulation of the internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our Spreebird business and results of operations.
     We are subject to general business regulations and laws as well as regulations and laws specifically governing the internet and e-commerce. Existing and future regulations and laws could impede the growth of the internet or other online services. These regulations and laws may involve taxation, tariffs, subscriber privacy, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or e-commerce. In addition, it is possible that governments of one or more countries may seek to censor content available on our websites and applications or may even attempt to completely block access to our websites. Adverse legal or regulatory developments could substantially harm our business.
New tax treatment of companies engaged in internet commerce may adversely affect the commercial use of our services and our financial results.
     Due to the global nature of the internet, it is possible that various states or foreign countries might attempt to regulate our transmissions or levy sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in internet commerce. New or revised international, federal, state or local tax regulations may subject us or our Spreebird subscribers to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the internet. New or revised taxes and, in particular, sales taxes, VAT and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over the internet. New taxes could also create significant increases in internal costs necessary to capture data, and collect and remit taxes. Any of these events could have an adverse effect on our business and results of operations.
Failure to comply with federal, state and international privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.
     A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smartphones and other mobile devices. We have posted privacy policies and practices concerning the collection, use and disclosure of subscriber data on our websites and applications. Several internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of Spreebird subscribers or merchants and adversely affect our business. Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party web “cookies” for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.
Our total number of Spreebird subscribers may be higher than the number of our actual individual Spreebird subscribers and may not be representative of the number of persons who are active potential customers.
     Our total number of Spreebird subscribers may be higher than the number of our actual individual Spreebird subscribers because some Spreebird subscribers have multiple registrations, other Spreebird subscribers have died or become incapacitated and others may have registered under fictitious names. Given the challenges inherent in identifying these Spreebird subscribers, we do not have a reliable system to accurately identify the number of actual individual Spreebird subscribers, and thus we rely on the number of total Spreebird subscribers as our measure of the size of our Spreebird subscriber base. In addition, the number of Spreebird subscribers includes the total number of individuals that have completed registration through a specific date, less individuals who have unsubscribed, and should not be considered as representative of the number of persons who continue to actively consider our deals by reviewing our email offers.
We depend on the continued growth of online commerce.
The business of selling goods and services over the internet, particularly through coupons, is dynamic and relatively new. Concerns about fraud, privacy and other problems may discourage additional consumers and merchants from adopting the internet as a medium of commerce. Additionally, acquiring new Spreebird subscribers for our services may be more difficult and costly than it has been in the past. In order to expand our Spreebird subscriber base, we must appeal to and acquire Spreebird subscribers who historically have used traditional means of commerce to purchase goods and services and may prefer internet analogues to our offerings, such as the retailer’s own website. If these consumers prove to be less active than our earlier Spreebird subscribers, or we are unable to gain efficiencies in our operating costs, including our cost of acquiring new Spreebird subscribers, our Spreebird business could be adversely impacted.
Our results of operations may be negatively impacted by investments we make as we enter new product and service categories.
     We have offered Spreebird certificates in over 15 different types of businesses, services and activities that fall into six broad categories. We intend to continue to invest in the development of our existing categories and to expand into new categories. We may make substantial investments in such new categories in anticipation of future revenue. We may also face greater competition in specific categories from internet sites that are more focused on such categories. If the launch of a new category requires investments greater than we expect, if we are unable to generate sufficient merchant offers which are of high quality, value and variety or if the revenue generated from a new category grows more slowly or produces lower gross profit than we expect, our results of operations could be adversely impacted.
Failure to deal effectively with fraudulent transactions and subscriber disputes would increase our loss rate and harm our Spreebird business.
Spreebird certificates are issued in the form of redeemable coupons with unique identifiers. It is possible that consumers or other third parties will seek to create counterfeit Spreebird certificates in order to fraudulently purchase discounted goods and services from our merchants. While we use advanced anti-fraud technologies, it is possible that technically knowledgeable criminals will attempt to circumvent our anti-fraud systems using increasingly sophisticated methods. In addition, our service could be subject to employee fraud or other internal security breaches, and we may be required to reimburse consumers and/or merchants for any funds stolen or revenue lost as a result of such breaches. Our merchants could also request reimbursement, or stop using Spreebird, if they are affected by buyer fraud or other types of fraud.
     We may incur significant losses from fraud and counterfeit Spreebird certificates. We may incur losses from claims that the consumer did not authorize the purchase, from merchant fraud, from erroneous transmissions, and from consumers who have closed bank accounts or have insufficient funds in them to satisfy payments. In addition to the direct costs of such losses, if they are related to credit card transactions and become excessive, they could potentially result in our losing the right to accept credit cards for payment. If we were unable to accept credit cards for payment, we would suffer substantial reductions in revenue, which would cause our Spreebird business to suffer. While we have taken measures to detect and reduce the risk of fraud, these measures need to be continually improved and may not be effective against new and continually evolving forms of fraud or in connection with new product offerings. If these measures do not succeed, our Spreebird business will suffer.
We are subject to payments-related risks.
We accept payments using a variety of methods, including credit card, debit card and gift certificates. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We rely on third parties to provide payment processing services, including the processing of credit cards and debit cards and it could disrupt our Spreebird business if these companies become unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from consumers or facilitate other types of online payments, and our Spreebird business and operating results could be adversely affected.
     We are also subject to or voluntarily comply with a number of other laws and regulations relating to money laundering, international money transfers, privacy and information security and electronic fund transfers. If we were found to be in violation of applicable laws or regulations, we could be subject to civil and criminal penalties or forced to cease our payments services business.
Federal laws and regulations, such as the Bank Secrecy Act and the USA PATRIOT Act and similar foreign laws, could be expanded to include Spreebird certificates.
     Various federal laws, such as the Bank Secrecy Act and the USA PATRIOT Act and foreign laws and regulations, such as the European Directive on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing, impose certain anti-money laundering requirements on companies that are financial institutions or that provide financial products and services. For these purposes, financial institutions are broadly defined to include money services businesses such as money transmitters, check cashers and sellers or issuers of stored value cards. Examples of anti-money laundering requirements imposed on financial institutions include subscriber identification and verification programs, record retention policies and procedures and transaction reporting. We do not believe that we are a financial institution subject to these laws and regulations based, in part, upon the characteristics of Spreebird certificates and our role with respect to the distribution of Spreebird certificates to subscribers. However, the Financial Crimes Enforcement Network, a division of the U.S. Treasury Department tasked with implementing the requirements of the Bank Secrecy Act, recently proposed amendments to the scope and requirements for parties involved in stored value or prepaid access cards, including a proposed expansion of financial institutions to include sellers or issuers of prepaid access cards. In the event that this proposal is adopted as proposed, it is possible that a Spreebird certificate could be considered a financial product and that we could be a financial institution. In the event that we become subject to the requirements of the Bank Secrecy Act or any other anti-money laundering law or regulation imposing obligations on us as a money services business, our regulatory compliance costs to meet these obligations would likely increase which could reduce our net income.

State and foreign laws regulating money transmission could be expanded to include Spreebird certificates.
     Many states and certain foreign jurisdictions impose license and registration obligations on those companies engaged in the business of money transmission, with varying definitions of what constitutes money transmission. We do not currently believe we are a money transmitter given our role and the product terms of Spreebird. However, a successful challenge to our position or expansion of state or foreign laws could subject us to increased compliance costs and delay our ability to offer Spreebird certificates in certain jurisdictions pending receipt of any necessary licenses or registrations.
Risks Relating to our Common Stock
The market price of our common stock has been and is likely to continue to be highly volatile, which could cause investment losses for our stockholders and result in stockholder litigation with substantial costs, economic loss and diversion of our resources.
The trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations as a result of various factors, many of which are beyond our control, including:
•	developments concerning proprietary rights, including patents, by us or a competitor;

•	market acceptance of our new and existing services and technologies;

•	announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

•	actual or anticipated fluctuations in our operating results;

•	continued growth in the Internet and the infrastructure for providing Internet access and carrying Internet traffic;

•	introductions of new services by us or our competitors;

•	enactment of new government regulations affecting our industry;

•	changes in the number of our advertising partners or the aggregate amount of advertising dollars spent with us;

•	seasonal fluctuations in the level of Internet usage;

•	loss of key employees;

•	institution of litigation, including intellectual property litigation, by or against us;

•	publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts;

•	short selling of our stock;

•	large volumes of sales of our shares of common stock by existing stockholders;

•	changes in the market valuations of similar companies; and

•	changes in our industry and the overall economic environment.
Due to the short-term nature of our advertising partner agreements and the emerging nature of the online advertising market, we may not be able to accurately predict our operating results on a quarterly basis, if at all, which may lead to volatility in the trading price of our common stock. In addition, the stock market in general, and the Nasdaq Capital Market and the market for online commerce companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against these companies. Litigation against us, whether or not a judgment is entered against us, could result in substantial costs, and potentially, economic loss, and a diversion of our management’s attention and resources. As a result of these and other factors, you may not be able to resell your shares above the price you paid and may suffer a loss on your investment.
We have never paid dividends on our common stock.
Since our inception, we have not paid cash dividends on our common stock and we do not intend to pay cash dividends in the foreseeable future due to our limited funds for operations. Therefore, any return on your investment would likely come only from an increase in the market value of our common stock.
Certain warrants contain anti-dilution provisions that would be triggered upon an offering of our common stock and the exercise of options and warrants and other issuances of shares of common stock will likely have a dilutive effect on our stock price.
As of June 30, 2011, there were outstanding options to purchase an aggregate of 4,257,452 shares of our common stock at a weighted average exercise price of $4.82 per share, of which options to purchase approximately 2,165,452 shares were exercisable as of such date. As of June 30, 2011, there were outstanding warrants to purchase 1,477,936 shares of our common stock, at a weighted average exercise price of $7.11 per share.
On January 20, 2011, in connection with the completion of the public offering of 4,600,000 shares of our common stock and in accordance with the anti-dilution provisions contained in each of the warrants to purchase up to 537,373 shares of common stock at an exercise price of $7.89 per share that were issued in a private placement transaction on August 1, 2007 (the “Series A Warrants”) and the warrants to purchase up to 537,373 shares of common stock at an exercise price of $9.26 per share that were issued in the same private placement transaction on August 1, 2007 (the “Series B Warrants”), the exercise price of the Series A Warrants and the Series B Warrants was reduced to $7.02 per share and $8.09 per share, respectively, and we issued an additional 66,207 Series A Warrants at an exercise price of $7.02 per share, which are immediately exercisable (the “New Series A Warrants”), and an additional 77,707 Series B Warrants at an exercise price of $8.09 per share, which are immediately exercisable (the “New Series B Warrants”). The Series A Warrants and the Series B Warrants are exercisable until February 1, 2013 and February 3, 2014, respectively, and the New Series A Warrants and the New Series B Warrants are exercisable until February 1, 2013 and February 3, 2014, respectively.
The exercise of options and warrants, and the conversion of convertible securities, at prices below the market price of our common stock could adversely affect the price of shares of our common stock. In addition, the exercise of options and warrants will cause dilution to our existing shareholders. Additional dilution may result from the issuance of shares of our capital stock in connection with collaborations or commercial agreements or in connection with other financing efforts.

The issuance of additional shares of our common stock could be dilutive to stockholders if they do not invest in future offerings. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged (or if we issue shares of restricted stock), stockholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.
Because almost all of our outstanding shares are freely tradable, sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.
As of August 22, 2011, we had outstanding 22,001,181 shares of common stock, of which our directors and executive officers owned 97,412 shares as of August 22, 2011 which are subject to the limitations of Rule 144 under the Securities Act. All of the 21,903,769 remaining outstanding shares are freely tradable.
In general, Rule 144 provides that any non-affiliate of ours, who has held restricted common stock for at least six months, is entitled to sell their restricted stock freely, provided that we stay current in our filings with the SEC. Because almost all of our outstanding shares are freely tradable and the shares held by our affiliates may be freely sold (subject to the Rule 144 limitations), sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.
Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.
Our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock. The following are examples of such provisions in our amended and restated certificate of incorporation and in our amended and restated bylaws:
•	special meetings of our stockholders may be called only by our Chief Executive Officer, by a majority of the members of our board of directors or by the holders of shares entitled to cast not less than 10% of the votes at the meeting;

•	stockholder proposals to be brought before any meeting of our stockholders must comply with advance notice procedures;

•	our board of directors is classified into three classes, as nearly equal in number as possible;

•	newly-created directorships and vacancies on our board of directors may only be filled by a majority of remaining directors, and not by our stockholders;

•	a director may be removed from office only for cause by the holders of at least 75% of the voting power entitled to vote at an election of directors;

•	our amended and restated bylaws may be further amended by our stockholders only upon a vote of at least 75% of the votes entitled to be cast by the holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class; and

•	our board of directors is authorized to issue, without further action by our stockholders, up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors.
We implemented a Stockholder Rights Plan, dated October 15, 2008, which may also have the effect of deterring or delaying attempts by our stockholders to affect changes in control. Each Right entitles the registered holder to purchase from our company one one-thousandth (1/1000) of a share of Series A Participating Preferred Stock, par value $0.00001, which we refer to as the preferred shares, of our company at a price of $10.00, which we refer to as the purchase price, subject to adjustment. The number of shares constituting the series of preferred shares is 30,000. The Rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire us and to provide the Board of Directors with adequate time to evaluate unsolicited offers. The Rights may have anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires 15% or more of the shares of our outstanding common stock without the approval of our Board of Directors. The Rights, however, should not affect any prospective offer or willingness to make an offer at a fair price as determined by our Board. The Rights should not interfere with any merger or other business combination approved by our Board of Directors. However, because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our Board of Directors, our rights plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our Board of Directors regarding that acquisition.
We are also subject to Section 203 of the Delaware General Corporation Law, which provides, subject to enumerated exceptions, that if a person acquires 15% or more of our voting stock, the person is an “interested stockholder” and may not engage in “business combinations” with us for a period of three years from the time the person acquired 15% or more of our voting stock.

ISSUANCE OF COMMON STOCK PURSUANT TO OUR ACQUISITION OF SMG
Effective July 9, 2011, we acquired SMG pursuant to the terms of the Merger Agreement. As consideration for the merger, we paid upfront consideration of $5,000,000 in cash, 727,360 shares of our common stock, and issued $5,000,000 in secured promissory notes subject to adjustment.
Subject to meeting certain additional financial performance milestones throughout the two (2) year period beginning July 1, 2011, as more particularly described in the Merger Agreement, the SMG stockholders will be eligible to receive an aggregate of up to an additional $20,000,000 (the “Earn-Out”). The Earn-Out may be paid in a combination of cash and our common stock, provided that any such payments are comprised of at least twenty five percent (25%) cash and we will not issue more than 4,254,763 shares of our common stock.
This prospectus relates to the resale of shares of our common stock previously issued, or to be issued as Earn-Out, by us to the former stockholders of SMG in connection with the Merger Agreement.
USE OF PROCEEDS
     This prospectus covers 4,982,123 shares of our common stock, which may be sold, or otherwise disposed of, from time to time by the selling stockholders or their transferees. We will not receive any part of the proceeds from the sale or other disposition of common stock by the selling stockholders.

SELLING STOCKHOLDERS
     The shares of common stock are being offered by the selling stockholders. For additional information regarding the issuances of the common stock, see “Issuance of Common Stock Pursuant to our Acquisition of SMG” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders have not had any material relationship with us within the past three years except for the Merger and ownership of the shares of common stock.
     The table below sets forth (i) the name of each selling stockholder; (ii) the number of shares of common stock beneficially owned by each selling stockholder prior to the offering, including the shares of common stock being offered by each selling stockholder pursuant to this prospectus; (iii) the number of shares of common stock being offered by each selling stockholder pursuant to this prospectus; and (iv) the number and percentage of shares of common stock beneficially owned by each selling stockholder assuming the sale of all the shares of common stock offered by each selling stockholder pursuant to this prospectus.
     Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. Beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. To our knowledge, each selling stockholder named in the table below has sole voting and investment power with respect to the shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Shares of common stock subject to warrants or options that are currently exercisable or will become exercisable within 60 days of August 22, 2011, are deemed outstanding for computing the percentage ownerships of the selling stockholder holding the warrants or options but are not deemed outstanding for computing the percentage ownership of any other selling stockholder. The percentages of beneficial ownership set forth below are based on 22,001,181 shares of common stock outstanding as of August 22, 2011. Information below with respect to each selling stockholder’s beneficial ownership has been furnished by such selling stockholder.
     The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

					Ownership After Offering (1)
	Ownership Before Offering				Number of
	Number of	Number of Shares		Total Number of	Shares	Percentage
	Shares	Issued Pursuant to	Number of Issuable	Shares Being	Owned After	After
Selling Security Holder	Owned	the Acquisition	Earn-Out Shares	Registered	Offering	Offering
Daniel A. Griffith	189,624	189,624	1,109,206	1,298,830	0	0%
Benson Kane III	191,866	180,866	1,057,972	1,238,838	11,000	* %
Nathaniel Joe Grochowski	43,792	43,792	256,168	299,960	0	0%
Peter M. Whyte	70,068	70,068	409,868	479,936	0	0%
Greg T. Williams Living Trust (2)	875	875	5,123	5,998	0	0%
Extend Services, PTY Ltd. (3)	239,778	124,778	729,899	854,677	115,000	* %
Mathew Hal Marchbanks	2,189	2,189	12,808	14,997	0	0%
Jim Henderson	2,189	2,189	12,808	14,997	0	0%
Auer Family Trust (4)	4,379	4,379	25,617	29,996	0	0%
William C. Shiel Jr. & Catherine S. Shiel Living Trust (5)	4,379	4,379	25,617	29,996	0	0%
Lee A. Barnes	4,379	4,379	25,617	29,996	0	0%
Cambria Investment Fund, LP (6)	10,510	10,510	61,480	71,990	0	0%
CJ & Associates, LLC (7)	10,510	10,510	61,480	71,990	0	0%
Tony Forsythe	4,379	4,379	25,617	29,996	0	0%
Steven C. Paoletti	10,510	10,510	61,480	71,990	0	0%
Susan Roark	2,429	2,189	12,808	14,997	240	* %
David Golini	4,379	4,379	25,617	29,996	0	0%
Kym Cappi	2,627	2,627	15,370	17,997	0	0%
Janeen Hunt	3,503	3,503	20,493	23,996	0	0%
Britni Gorrow	3,503	3,503	20,493	23,996	0	0%
Erin Nelson	4,379	4,379	25,617	29,996	0	0%
Jennifer Burke	2,627	2,627	15,370	17,997	0	0%
Sherri Carlton	5,255	5,255	30,740	35,995	0	0%
Kimberly Sjodin	3,503	3,503	20,493	23,996	0	0%
Randi Tyrrell	5,255	5,255	30,740	35,995	0	0%
MOSO Marketing & Consulting, Inc. (8)	25,838	25,838	151,139	176,977	0	0%
Internationally Delicious Inc. DBA Masterpiece Cookies (9)	875	875	5,123	5,998	0	0%

*	- Less than 1%

(1)	Assumes sale of all shares registered hereunder in the offering.

(2)	Greg Williams is the natural person who exercised voting and dispositive power with respect to the shares held by Greg T. Williams Living Trust.

(3)	Robert Burgess is the natural person who exercised voting and dispositive power with respect to the shares held by Extend Services, PTY Ltd.

(4)	Curtis Auer is the natural person who exercised voting and dispositive power with respect to the shares held by Auer Family Trust.

(5)	William C. Shiel Jr. is the natural person who exercised voting and dispositive power with respect to the shares held by William C. Shiel Jr. & Chaterine S. Shiel Living Trust.

(6)	Joel Vanderhoof is the natural person who exercised voting and dispositive power with respect to the shares held by Cambria Investment Fund, LP.

(7)	Casey Luedtke is the natural person who exercised voting and dispositive power with respect to the shares held by CJ & Associates, LLC.

(8)	Michael Mamian is the natural person who exercised voting and dispositive power with respect to the shares held by MOSO Marketing & Consulting, Inc.

(9)	Steven Wechsler is the natural person who exercised voting and dispositive power with respect to the shares held by Internationally Delicious Inc. DBA Masterpiece Cookies.

PLAN OF DISTRIBUTION
     We are registering the shares of common stock to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
     The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
     The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.
     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     We will pay all expenses of the registration of the shares of common stock pursuant to the agreement to register the shares set forth in the Merger Agreement, estimated to be $12,871 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the agreement to register the shares set forth in the Merger Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related agreement to register the shares set forth in the Merger Agreement, or we may be entitled to contribution.
     Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
     The validity of the shares of common stock offered in this prospectus will be passed upon for us by Scott D. Olson, Esq., Aliso Viejo, California.

EXPERTS
     Our financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008, incorporated by reference in this prospectus and in the registration statement, of which this prospectus is a part, have been audited by Haskell & White LLP, independent registered public accounting firm, as set forth in their report. We have incorporated by reference our financial statements in this prospectus and in the registration statement, of which this prospectus is a part, in reliance on Haskell & White LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other documents referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
     You can read our SEC filings, including the registration statement of which this prospectus is a part, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, Room 1580, Washington, D.C. 20549. You may also obtain copies of the document at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
     We are subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. We also intend to furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.local.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at or accessible through this site.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010;

•	Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011 and June 30, 2011;

•	Our current reports on Form 8-K filed on January 3, 2011 (on Form 8-K/A), January 5, 2011, January 6, 2011, January 6, 2011 (on Form 8-K/A), January 7, 2011, January 10, 2011, January 14, 2011, January 20, 2011, February 7, 2011, February 16, 2011, March 15, 2011, March 29, 2011, April 8, 2011, May 2, 2011, May 5, 2011, May 11, 2011, May 16, 2011, May 25, 2011, July 7, 2011, July 14, 2011, July 20, 2011, August 2, 2011, August 3, 2011, August 4, 2011; August 9, 2011 and August 15, 2011; and

•	The description of our common stock contained in our registration statement on Form SB-2 filed with the SEC on June 29, 2004 and amended on August 11, 2004, September 16, 2004, October 7, 2004, and October 18, 2004.
     All documents filed (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules) by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of this registration statement, whether before or after it is declared effective, and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.
     Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.
     Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.
     You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents free of charge upon written or oral request to Investor Relations, Local.com Corporation, 7555 Irvine Center Drive, Irvine, California 92618, telephone: (949) 784-0800.

Part II.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses payable by the Registrant in connection with the registration of the securities being offered by this Registration Statement. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$1,371
Accounting fees and expenses	5,000
Legal fees and expenses	2,500
Printing and engraving expenses	0
Miscellaneous	4,000

Total	$12,871

Item 15. Indemnification of Directors and Officers.
     As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.
     These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.
     As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:
•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.
     Our amended and restated certificate of incorporation, attached as an exhibit to our Registration Statement on Form SB-2, Amendment No. 2, filed with the SEC on September 16, 2004, the amendment to our restated certificate of incorporation, attached as an exhibit to our Current Report on Form 8-K filed with the SEC on August 17, 2009, and our amended and restated bylaws, attached as an exhibit to our Current Report on Form 8-K filed with the SEC on November 2, 2007, provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered into separate indemnification agreements, a form of which is attached as Exhibit 10.9 to our Registration Statement on Form SB-2, Amendment No. 1, filed with the Securities and Exchange Commission on August 11, 2004, with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
     The agreement to register the shares held by the investors, as set forth in the Merger Agreement, provides for cross-indemnification in connection with registration of the registrant’s common stock on behalf of those investors.
     These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 16. Exhibits

Exhibit
Number	Exhibit Description
3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant

3.2(2)	Amendment to Restated Certificate of Incorporation of the Registrant

3.3(3)	Amended and Restated Bylaws of the Registrant

4.1(4)	Agreement and Plan of Merger dated July 8, 2011, by and among the registrant, Agile Acquisition Corporation, Screamin Media Group, Inc. (“SMG”) and Dan Griffith as stockholders agent of the SMG stockholders (the “Merger Agreement”).

4.2(5)	Preferred Stock Rights Agreement, dated as of October 15, 2008, by and between Local.com Corporation and Computershare Trust Company, N.A., as Rights Agent (which includes the form of Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Local.com Corporation as Exhibit A thereto, the form of Rights Certificate as Exhibit B thereto, and the Stockholder Rights Plan, Summary of Rights as Exhibit C thereto).

4.3 (1)	Specimen of common stock certificate.

5.1	Opinion of Scott D. Olson, Esq.

23.1	Consent of Haskell & White LLP, independent registered public accounting firm.

23.2	Consent of Scott D. Olson, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (see Page II-5 of this Form S-3).

(1)	Incorporated by reference from the Registrant’s Registration Statement on Form SB-2, Amendment No. 2, filed with the SEC on September 16, 2004.

(2)	Incorporated by reference from the Registrant’s Current Report on Form 8-K, filed with the SEC on August 17, 2009.

(3)	Incorporated by reference from the Registrant’s Current Report on Form 8-K, filed with the SEC on November 2, 2007.

(4)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on July 14, 2011.

(5)	Incorporated by reference from the Registrant’s Current Report on Form 8-K, filed with the SEC on October 15, 2008.
Item 17. Undertakings
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (5) That for the purpose of determining liability under the Securities Act to any purchaser:
     (i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x), for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in to the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 29, 2011.

LOCAL.COM CORPORATION
/s/ Heath B. Clarke
Heath B. Clarke
Chairman and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Heath B. Clarke and Kenneth S. Cragun and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Heath B. Clarke	Chairman, Chief Executive Officer and	August 29, 2011
Heath B. Clarke	Director (Principal Executive Officer)

/s/ Kenneth S. Cragun	Chief Financial Officer and Secretary	August 29, 2011
Kenneth S. Cragun	(Principal Financial and Accounting Officer)

/s/ Norman K. Farra Jr.	Director	August 29, 2011
Norman K. Farra Jr.

/s/ Philip K. Fricke Philip K. Fricke	Director	August 29, 2011

/s/ Theodore E. Lavoie	Director	August 29, 2011
Theodore E. Lavoie

/s/ John E. Rehfeld	Director	August 29, 2011
John E. Rehfeld

/s/ Lowell W. Robinson	Director	August 29, 2011
Lowell W. Robinson

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant

3.2(2)	Amendment to Restated Certificate of Incorporation of the Registrant

3.3(3)	Amended and Restated Bylaws of the Registrant

4.1(4)	Agreement and Plan of Merger dated July 8, 2011, by and among the registrant, Agile Acquisition Corporation, Screamin Media Group, Inc. (“SMG”) and Dan Griffith as stockholders agent of the SMG stockholders (the “Merger Agreement”).

4.2(5)	Preferred Stock Rights Agreement, dated as of October 15, 2008, by and between Local.com Corporation and Computershare Trust Company, N.A., as Rights Agent (which includes the form of Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Local.com Corporation as Exhibit A thereto, the form of Rights Certificate as Exhibit B thereto, and the Stockholder Rights Plan, Summary of Rights as Exhibit C thereto).

4.3 (1)	Specimen of common stock certificate.

5.1	Opinion of Scott D. Olson, Esq.

23.1	Consent of Haskell & White LLP, independent registered public accounting firm.

23.2	Consent of Scott D. Olson, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (see Page II-5 of this Form S-3).

(1)	Incorporated by reference from the Registrant’s Registration Statement on Form SB-2, Amendment No. 2, filed with the SEC on September 16, 2004.

(2)	Incorporated by reference from the Registrant’s Current Report on Form 8-K, filed with the SEC on August 17, 2009.

(3)	Incorporated by reference from the Registrant’s Current Report on Form 8-K, filed with the SEC on November 2, 2007.

(4)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on July 14, 2011.

(5)	Incorporated by reference from the Registrant’s Current Report on Form 8-K, filed with the SEC on October 15, 2008.